EXHIBIT 99.2
PART II, ITEM 7. MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
The following discussion and analysis should be read in conjunction with L-1’s consolidated financial statements and the accompanying notes thereto provided pursuant to “Item 8. Financial Statements and Supplementary Data” contained within Exhibit 99.3 of this Current Report on Form 8-K.
OVERVIEW
L-1 Identity Solutions, Inc. (“L-1” or the “Company”) is a provider of technology, products, systems and solutions, and services that protect and secure personal identities and assets. Together with its divisions, L-1 delivers the full range of offerings required for solving complex problems associated with managing identity.
The business is evaluated primarily through financial metrics including revenues, operating income (loss) and Adjusted EBITDA (earnings before, interest expense, net, depreciation and amortization, stock- based compensation expense, asset impairments and provision (benefit) for income taxes), and unlevered free cash flow.
The Company operates in two reportable segments: Solutions and Services.
The Solutions segment includes Secure Credentialing and Biometrics/Enterprise Access. Secure Credentialing solutions span the entire secure credentialing lifecycle, from testing through issuance and inspection. This includes driver’s licenses, national IDs, ePassports and other forms of government-issued proof of identity credentials. Biometric solutions capture, manage and move biometric data for positive, rapid ID and tracking of persons of interest. Biometrics solutions also encompass access control readers that enable businesses and governments to secure facilities and restricted areas by preventing unauthorized entry.
Prior to September 19, 2010, the Services segment included Enrollment Services, SpecTal/McClendon and Advanced Concepts. Enrollment Services performs fingerprint-based background checks necessary for federal and state licensed employment in the banking, finance, insurance, healthcare, legal, real estate, education and other industries. SpecTal/McClendon and Advanced Concepts provide services to the national security and intelligence community, including information technology, engineering and analytics, and intelligence. As a result of accounting for SpecTal/McClendon and Advanced Concepts as discontinued operations, subsequent to September 19, 2010, the Services segment consists of the Enrollment Services operating segment and all prior period segment data have been revised accordingly.
Depending upon customer needs, identity solutions can be bundled with services offerings to create an integrated solution.
PENDING TRANSACTIONS
In January 2010, L-1 announced that one of its strategic goals and objectives for 2010 was to explore strategic alternatives to enhance shareholder value. Subsequently, on September 19, 2010, the Company entered into an agreement (the “Merger Agreement”) with Safran SA (“Safran”) and Laser Acquisition Sub Inc. (“Merger Sub”), a wholly owned subsidiary of Safran, pursuant to which, subject to the terms and conditions set forth in the Merger Agreement, the Company is to be acquired by Safran in a merger transaction providing for shareholders to receive $12.00 per share in cash, for an aggregate enterprise value of approximately $1.6 billion, inclusive of outstanding debt. Completion of the merger remains subject to certain conditions, including, among others, (i) the disposition of our SpecTal/McClendon and Advanced Concepts businesses as described below; (ii) approval of the merger transaction by our shareholders; (iii) the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”); (iv) termination or expiration of the Committee on Foreign Investment in the United States (“CFIUS”) review period pursuant to the Exon-Florio Provision of the Defense Production Act of 1950; (v) completion of the novation, termination or expiration of certain contracts; (vi) no Company Material Adverse Effect (as defined in the Merger Agreement) having occurred since the date of the Merger Agreement; (vii) subject to certain materiality exceptions, the accuracy of the representations and warranties made by the Company and Safran and compliance by the Company and Safran with their respective obligations under the Merger Agreement; (viii) no law or government order prohibiting the merger; and (ix) other customary conditions.
Also on September 19, 2010, the Company entered in a definitive agreement (the “BAE Purchase Agreement”) to sell SpecTal/McClendon and Advanced Concepts (the “Intel Business”) to BAE Systems Information Solutions, Inc. (“BAE”) (a subsidiary of BAE Systems, Inc., the U.S. affiliate of BAE Systems plc) for a purchase price of $295.8 million in cash (and approximately $7.2 million in assumed obligations), the net proceeds of which (as defined in the credit agreement) will be used to repay outstanding debt under the Company’s credit agreement. Completion of the sale remains subject to certain conditions, including, among others, (i) termination or expiration of the CFIUS review period; (ii) no Business Material Adverse Effect (as defined in the BAE Purchase Agreement) having occurred since the date of the BAE Purchase Agreement; (iii) subject to certain materiality exceptions, the accuracy of the representations and warranties made by the Company and BAE and compliance by the Company and BAE with their respective obligations under the BAE Purchase Agreement; (iv) the completion of certain actions in respect of organizational conflict of interest provisions under certain contracts of the Intel Business; (v) no law or judgment prohibiting the sale and (vi) other customary conditions.
The accompanying financial data reflect the impact of the expected sale of the Intel Business, whose operating results have been reflected as discontinued operations for all periods presented. However, the consolidated financial statements do not reflect the pro forma effect of the sale of the Intel Business or the repayment of the long-term debt in accordance with the terms of the Credit Agreement. Unless otherwise noted, revenues and expenses presented herein exclude amounts attributable to discontinued operations. See Notes 1 and 15 to the consolidated financial statements for additional information.
REVENUES
The Secure Credentialing business, which prior to December 15, 2005 comprised L-1’s sole business, generates revenues from the sales of solutions consisting of bundled proprietary software with commercial off-the-shelf equipment and related maintenance and services, the sale of secure printing solutions and related consumables, and the design, customization and installation of secure credential issuance systems which generate revenues as the credentials are issued by the customer. The division also generates revenues from sales of solutions using biometric technologies of other divisions.
The Biometrics/Enterprise Access business generates revenues from the sale of biometric solutions incorporating fingerprint, facial, skin and iris biometrics and system components necessary for the biometric capture and knowledge discovery and the sale of biometrics solutions using proprietary multi-biometric capture devices bundled together with proprietary software and other biometric technologies, as well as sales of licenses and software. The division’s offerings include Live Scan and mobile systems and services for biometric capture and identification, systems and biometric solutions that include modules and software for biometric matching and verification, and related maintenance services. Revenues are generated by sales of hardware, software and maintenance and other services. In addition, the division provides solutions that include biometrics-based readers used to secure buildings and restricted areas.
The Enrollment Services business generates revenues through the sales of enrollment and background screening products and fingerprinting services principally under long term service contracts.
Government Consulting Services (now reported as discontinued operations) consists of the businesses of Advanced Concepts Inc., McClendon LLC, SpecTal, LLC, and generates revenue by providing consulting and information technology services to U.S. intelligence and military communities, principally under long term Federal contracts and subcontracts.
L-1 markets its solutions and services primarily to U.S. and foreign, Federal, State and Local government agencies and law enforcement agencies. L-1 also is working to expand the use of its solutions in commercial markets, particularly financial services, transportation and healthcare. In a typical contract with a government entity for an identity solution, L-1 designs the system, supplies and installs equipment and software and integrates the solution within the entity’s existing infrastructure and provides maintenance services. These contracts may be structured as fixed price contracts with payments made upon completion of agreed milestones or deliveries and with each milestone or delivery typically having a value specified in the contract. Alternatively, these contracts may provide for a fixed price per credential issued as is typical in the driver’s license market. For services contracts, L-1 is compensated at a rate per fingerprint delivered in the case of fingerprinting services, or on a time and material, fixed price level of effort and cost reimbursable basis for Government Consulting Services contracts.
L-1’s aggregate revenues from continuing and discontinued operations have grown to $650.9 million in 2009 from $66.2 million in 2005. L-1 growth in revenues is due principally to acquisitions consummated, as well as increased demand for identity solutions related to heightened emphasis on security, secure credentials, document authentication and biometrics, as well as increased demand for government security services. L-1 anticipates that the U.S. government agencies will continue to be major customers for the foreseeable future. L-1 also expects to experience increased demand from a number of other government entities as they deploy identity solutions, particularly document authentication, at points of entry and exit, including borders, seaports and airports and in connection with national identification programs. Notwithstanding expectations regarding demand for these solutions, the quantity and timing of orders from both U.S. and foreign government entities depends on a number of factors outside of the Company’s control, such as the level and timing of budget appropriations. Any funding delays or other changes in the rollout of government programs utilizing L-1 solutions, products and services could cause revenues to fall short of expectations.
L-1 revenues from continuing operations increased to $437.1 million for the year ended December 31, 2009 from $358.1 million for the year ended December 31, 2008. Net loss from continuing operations for the year was $1.1 million compared to $555.3 million loss in 2008. The 2009 loss includes a provision of $1.2 million related to the suspension of the Registered Traveler program. The 2008 loss includes impairments of long-lived assets of $98.6 million and goodwill of $430.0 million, as well as merger related expenses of $1.1 million. In addition, the 2008 results reflect an increase in the deferred tax valuation allowance of $48.0 million and an income tax benefit of $37.4 million for the tax benefit of the impairment of long-lived assets. Also in 2009, L-1 incurred aggregate interest expense of $41.3 million (of which $14.7 million is included in continuing operations) compared to interest expense of $27.9 million (of which $13.3 million is included in continuing operations) in 2008, as a result of increased borrowings to fund acquisitions and capital expenditures.
ACQUISITIONS
L-1 has pursued strategic acquisitions to complement and expand its existing solutions and services. Acquisitions since January 1, 2007 include:
•	August 2008 acquisition of Old Digimarc, which provides secure credentialing systems to State and Local government agencies.

•	March 2008 acquisition of Bioscrypt, which provides enterprise access products and solutions to government agencies and commercial entities.

•	July 2007 acquisitions of McClendon and ACI (now included in discontinued operations), which provide technical, network security and professional services to the U.S. intelligence and military communities.

•	February 2007 acquisition of ComnetiX, which provides an important presence in the fingerprinting services segment in the Canadian market and a complementary base of customers, particularly within the law enforcement community.
The acquisitions have resulted in the consolidation of certain marketing resources, corporate functions of the separate entities and are expected to have a continuing material effect on operations resulting from, but not limited to:
•	Synergies resulting from providing a comprehensive product line to current and future customers.

•	Growth in revenues and profits from expanded markets for identity solutions.

•	Enhancement of technical capabilities resulting from combining the intellectual capital of the acquired businesses.

•	Rationalization of technology costs and research and development activities.

•	Realignment of the businesses to complement each business’ unique capabilities and rationalizing costs.

•	Leveraging the Company’s infrastructure to achieve higher revenues and profitability.
ADJUSTED EBITDA
L-1 uses Adjusted EBITDA as a non-GAAP financial performance measurement. Adjusted EBITDA is calculated by adding back to net income (loss): interest-net, income taxes, depreciation and amortization, goodwill and long-lived asset impairments and stock-based compensation, including retirement plan contributions settled, or to be settled, in common stock. Adjusted EBITDA is provided to investors to supplement the results of operations reported in accordance with GAAP. Management believes Adjusted EBITDA is useful to help investors analyze the operating trends of the business and to assess the relative underlying performance of businesses with different capital and tax structures. Management also believes that Adjusted EBITDA provides an additional tool for investors to use in comparing L-1 financial results with other companies in the industry, many of which also use Adjusted EBITDA in their communications to investors. By excluding non-cash charges such as amortization and depreciation, stock-based compensation expense, goodwill and long-lived asset impairments as well as non-operating charges for interest-net and income taxes, investors can evaluate L-1 operations and can compare L-1 results on a more consistent basis to the results of other companies. Management also uses Adjusted EBITDA to evaluate potential acquisitions, establish internal budgets and goals, evaluate performance of L-1 business units and management, and to evaluate compliance with debt covenants.
L-1 considers Adjusted EBITDA to be an important indicator of the Company’s operational strength and performance of its business and a useful measure of L-1’s historical and prospective operating trends. However, there are significant limitations to the use of Adjusted EBITDA since it excludes interest income and expense, income taxes, goodwill and long-lived asset impairments, and stock-based compensation expense, including retirement plan contributions settled, or to be settled in common stock, all of which impact L-1 profitability, as well as depreciation, and amortization related to the use of long-lived assets that benefit multiple periods. The Company believes that these limitations are compensated for by providing Adjusted EBITDA only with GAAP performance measures and clearly identifying the difference between the two measures. Consequently, Adjusted EBITDA should not be considered in isolation or as a substitute for net income (loss), or operating income (loss) presented in accordance with GAAP. Adjusted EBITDA as defined by the Company may not be comparable with similarly named measures provided by other entities.
A reconciliation of GAAP net income (loss) to Adjusted EBITDA (including both continuing and discontinued operations) follows (in thousands):

	Year Ended December 31,
	2009	2008	2007
Net Income (Loss)	$(4,003)	$(551,594)	$15,807
Reconciling Items:
(Benefit) Provision for Income Taxes	(2,458)	9,960	(25,184)
Interest — net	41,201	27,606	13,907
Stock-Based Compensation Costs	23,665	18,064	11,291
Depreciation and Amortization	37,129	49,412	39,237
Long-lived Asset Impairments and Other	(195)	528,577	5,000

Adjusted EBITDA	$95,339	$82,025	$60,058

REPORTABLE SEGMENTS RESULTS OF OPERATONS
L-1 operates in two reportable segments, the Solutions segment and the Services segment. During the first quarter of 2008, L-1 integrated the authentication and identification business of ComnetiX in the Solutions segment and the fingerprinting services business in the Services segment. At December 31, 2009 the Company was in process of integrating the Enterprise Access segment into the Biometrics segment. Prior to September 19, 2010 the Services reportable segment consisted of the SpecTal/McClendon, Advanced Concepts and the Enrollment Services operating segments. As a result of presenting the SpecTal/McClendon and Advanced Concepts operating segments as discontinued operations the Services reportable segment now consists of the Enrollment Services operating segment. The segment data has been retroactively revised accordingly. L-1 measures segment performance primarily based on revenues, operating income (loss) and Adjusted EBITDA and unlevered free cash flow. Operating results by segment for continuing operations, including allocation of corporate expenses, for the three years ended December 31, 2009 are as follows (in thousands):

	Year Ended December 31,
	2009	2008	2007
Solutions:
Revenues	$322,512	$280,045	$211,029
Operating Income (Loss)	12,509	(534,779)	(6,249)
Depreciation and Amortization Expense	29,593	41,051	33,215
Adjusted EBITDA	52,963	49,879	47,021
Services:
Revenues	114,617	78,094	61,504
Operating Income	41	382	(1,796)
Depreciation and Amortization Expense	2,927	2,751	2,501
Adjusted EBITDA	3,651	5,739	2,483
Consolidated:
Revenues	437,129	358,139	272,533
Operating Income (Loss)	12,550	(534,397)	(8,045)
Depreciation and Amortization Expense	32,520	43,802	35,716
Adjusted EBITDA	56,614	55,618	49,504
In 2009, the Solutions reportable segment includes a provision of $1.2 million related to the suspension of the Registered Traveler program. In 2008, the Solutions and Services reportable segments include goodwill and long-lived asset impairments of $527.2 million and $1.4 million, respectively, and the Solutions segment includes merger related severance costs of $1.1 million. In 2007, the Solutions segment includes asset impairments and merger related costs of $5.0 million.
Excluding the above charges, the operating income (loss) for Solutions was $13.7 million in 2009, ($6.5) million in 2008 and ($1.2) million in 2007. The 2008 and 2007 periods also reflect higher intangible amortization of intangible assets. Excluding impairment costs, Services operating income (loss) was $0.0 million in 2009, $1.8 million in 2008 and ($1.8) million in 2007.
Revenue and EBITDA increases for the Solutions segment are primarily attributable to the acquisition of Digimarc in August 2008 and Bioscrypt in March 2008 as well as organic growth in the business as discussed below. Revenue increases in 2008 and 2009 and the EBITDA increase in 2008 for the Services segment reflects growth of L-1’s Enrollment Services businesses from higher volumes and new contracts; the EBITDA decrease in 2009 reflects a provision of $2.8 million for unrecoverable amounts related to contracts started in 2009.
DEPENDENCE ON SIGNIFICANT CUSTOMERS
For the year ended December 31, 2009, U.S. Federal government agencies, directly or indirectly, accounted for 39 percent of consolidated revenues from continuing operations. For the years ended December 31, 2008 and 2007, U.S. Federal Government agencies, directly or indirectly accounted for 44 percent and 56 percent of consolidated revenues from continuing operations, respectively. Accounts receivable from U.S. government agencies amounted to $12.2 million and $17.6 million at December 31, 2009 and 2008, respectively.

DISCONTINUED OPERATIONS
Effective September 19, 2010, the Intel Business has been presented as discontinued operations. All prior period data have been revised accordingly. The following table summarizes operating data related to discontinued operations (in thousands):

	2009	2008	2007
Revenues	$213,808	$204,733	$116,974
Cost of sales	(149,736)	(143,770)	(79,987)
Operating expenses	(41,488)	(40,334)	(23,904

Operating income	22,584	20,629	13,083
Interest expense	(26,655)	(14,613)	(6,388)
Other income	50	16	42

Income (loss) before income taxes	(4,021)	6,032	6,737
Benefit (provision) for income taxes	1,133	(2,317)	(2,574)

Net income (loss) from discontinued operations	$(2,888)	$3,715	$4,163

Revenues from discontinued operations increased by $9.1 million in 2009 and reflects the impact of competitive pressures and the goal of certain agencies in the intelligence community to reduce reliance on subcontractors. Revenue increased by $87.7 million in 2008 of which $60.8 million relates to the 2007 acquisitions of Advanced Concepts and McClendon and $27.0 million relates to growth and newly awarded contracts of SpecTal. Operating margins were 10.6 percent, 10.1 percent and 11.2 percent for 2009, 2008 and 2007, respectively.
Interest expense represents allocated costs incurred in connection with the debt required to be repaid from the proceeds from the sale of the discontinued operations.
CONTINUING OPERATIONS
Consolidated Results
Comparative results of operations have been affected by the February 2007 acquisition of ComnetiX, the March 2008 acquisition of Bioscrypt and the August 2008 acquisition of Old Digimarc (collectively the “Acquisitions”).
In addition to the impact of the Acquisitions, the following items impacted operating results, net of related tax effects, if applicable (in millions):

	2009	2008	2007
Goodwill impairment	$—	$(430.0)	$—
Impairment of long-lived assets	—	(61.3)	(3.0)
(Addition) reduction of valuation allowance	0.7	(48.0)	21.8
Merger related costs	(0.4)	(0.7)	—
Costs and provision related to suspended Registered Traveler program	(1.5)	(0.8)	—

	$(1.2)	$(540.8)	$18.8

Specific information regarding the impact of the Acquisitions on the results of operations is provided below.

COMPARISON OF 2009 TO 2008
Revenues (in thousands)

	Year Ended
	December 31,
	2009	2008
Services	$113,445	$77,428
Solutions	323,684	280,711

	$437,129	$358,139

Products and Services Revenues
The following represents details of the products and services for revenues for the years ended December 31, 2009 and 2008 (in thousands):

	2009	2008
Services:
U.S. Federal government services	$35,737	$19,535
State and local government services	77,708	57,893

Total Services	113,445	77,428

Solutions:
State and local government solutions	117,547	67,723
Hardware and consumables	116,305	137,590
Software licensing fees and other	56,047	46,126
Maintenance	33,785	29,272

Total Solutions	323,684	280,711

Total revenues	$437,129	$358,139

Revenues increased by $79.0 million for the year ended December 31, 2009, of which $59.9 million related to the Acquisitions. Excluding the impact of the Acquisitions, revenues increased $19.1 million or 6 percent from the year ended December 31, 2008. The increase from the prior year is a result of increased revenue and new contracts in L-1’s enrollment services included in L-1’s Services segment.
Approximately 26 percent and 22 percent of L-1 revenues in 2009 and 2008 were derived from long-term service contracts with the U.S. Federal and State governments included in the L-1 Services reportable segment. These contracts are fixed unit price contracts for which L-1 is compensated as fingerprints are transmitted to the appropriate government agency for fingerprinting services.
Approximately 27 percent and 19 percent of L-1 revenues in 2009 and 2008, respectively, were derived from long-term contracts for the production of driver’s licenses and credentials for which L-1 is compensated on a fixed unit price per license or credential produced. The unit price for these contracts is fixed throughout the term of the contract. The prices are established in competitive bids in which price is one among many important criteria evaluated by the customer.
The remaining revenues, including other revenues from the driver’s licenses contracts which are not based on card production volumes, comprise 47 percent and 59 percent of revenues for the years ended December 31, 2009 and 2008, respectively, and were derived from contracts and purchase orders for consumables, hardware, software and custom solutions, including maintenance. These revenues are priced at prevailing prices at the time the order or contract is negotiated. These orders and contracts are often competitively bid, although some, particularly consumables sold pursuant to driver license and credential contracts, are sole source. Most of L-1 research and development and sales and marketing costs are related to generating these revenues.
Cost of Revenues and Gross Margin (in thousands)

	Year Ended December 31,
	2009	2008
Cost of revenues, excluding items noted below	$280,340	$211,450
Depreciation and amortization expense	23,021	17,098
Amortization of acquired intangible assets	5,349	21,564
Stock- based compensation	873	987

Total cost of revenues	$309,583	$251,099

Gross profit	$127,546	$107,040

Gross margin	29%	30%

Cost of revenues increased by $58.5 million for the year ended December 31, 2009 compared to the year ended December 31, 2008, of which $44.4 million is related to the Acquisitions. Excluding the Acquisitions, cost of revenues increased by $14.1 million or 6 percent in 2009 compared to the previous year, which is consistent with the increase in revenues. Gross margin for 2009 was 29 percent compared to 30 percent in 2008. The decrease was due primarily to increased revenue from lower margin enrollment services offset in part by the growth in L-1’s higher margin biometrics solutions.
Included in the cost of revenues were $29.2 million and $39.6 million of non-cash charges for the years ended December 31, 2009 and 2008, respectively, which decreased by $10.4 million, reflecting lower amortization in 2009 resulting from intangible asset impairments recorded in 2008, offset by additional amortization related to the Acquisitions. This decrease was offset by higher depreciation resulting from the acquisition of Digimarc. These non-cash charges reduced gross margins by 7 percent and 11 percent for the years ended December 31, 2009 and 2008, respectively.
Sales and Marketing Expenses (in thousands)

	Year Ended
	December 31,
	2009	2008
Sales and marketing expenses	$38,651	$36,425

As a percentage of revenues	9%	10%

Sales and marketing expenses increased by approximately $2.2 million for the year ended December 31, 2009 compared to the prior year. Excluding the effects of the Acquisitions, sales and marketing expenses decreased by $2.6 million for the year ended December 31, 2009. These decreases are attributable to cost reductions from synergies and rationalization in certain of L-1 businesses, offset by continued investment in increasing sales and international marketing resources. Sales and marketing expenses consists primarily of salaries and costs including stock-based compensation, commissions, travel and entertainment expenses, promotions and other marketing and sales support expenses.
Research and Development Expenses (in thousands)

	Year Ended
	December 31,
	2009	2008
Research and development expenses	$20,730	$25,244

As a percentage of revenues	5%	7%

Research and development expenses decreased by approximately $4.5 million for the year ended December 31, 2009 compared to the prior year. Excluding the effects of the Acquisitions, research and development expenses in 2009 decreased by $1.7 million. L-1 continues to focus on enhancing L-1 credentialing and biometric solutions offerings while maximizing L-1’s research costs to focus on those activities with the greatest technological and revenue potential. Gross research and development expenses were offset by higher utilization of research and development resources in the performance of contracts, the cost of which is included in cost of revenues and in other projects. Gross research and development expenditures aggregated to $46.9 million for the year ended December 31, 2009 compared to $43.0 million in the prior year. Virtually all of L-1’s research and development costs are attributable to the Solutions segment. As a percentage of Solutions revenues, gross research and development costs were 15 percent for the years ended December 31, 2009 and 2008. Research and development expenses consist primarily of salaries and related personnel costs, including stock-based compensation and other costs related to the design, development, testing and enhancement of L-1 products.
General and Administrative Expenses (in thousands)

	Year Ended
	December 31,
	2009	2008
General and administrative expenses	$54,953	$49,185

As percentage of revenues	13%	14%

General and administrative expense increased approximately by $5.8 million for year ended December 31, 2009 compared to 2008, which is directly related to the Acquisitions. Excluding the effects of the Acquisitions, the general and administrative expenses remained flat as the Company continues to realize operating leverage by increasing revenue without corresponding increases in general and administrative expenses. As a percentage of revenues, general and administrative expenses decreased to 13 percent, as compared to 14 percent in the prior year and reflects the impact of improved leverage. General and administrative costs in 2009 also include a provision of $1.2 million related to suspension of the Registered Traveler program. General and administrative expenses consist primarily of salaries and related personnel costs, including stock-based compensation for L-1’s executive and administrative personnel, professional and Board of Directors’ fees, public and investor relations and insurance.
Asset Impairments and Merger Related Expenses (in thousands)

	Year Ended
	December 31,
	2009	2008
Asset impairments and merger related expenses	$—	$529,683

In 2008, assets impairments consist of goodwill of $430.0 million and long-lived assets of $98.6 million, principally intangible assets recorded in connection with acquisitions, and relate principally to the Company’s biometrics businesses included in the Solutions segment. The impairment charges resulted from the deteriorating economic conditions that manifested themselves in the fourth quarter of 2008 as well as capital market conditions that adversely impacted valuation of businesses L-1 acquired and the Company’s stock prices and market capitalization. The remaining $1.1 million related to merger related expense for the Old Digimarc acquisition.
Acquisition Related Expenses and Amortization of Acquired Intangible Assets (in thousands)

	Year Ended
	December 31,
	2009	2008
Acquisition related expenses and amortization of acquired intangible assets	$662	$900

Acquisition related expenses and amortization of acquired intangible assets decreased by $0.2 million for the year ended December 31, 2009 from the comparable period in the prior year due to impairments recorded in the fourth quarter of 2008 which resulted in lower amortization, offset by $0.7 million in acquisition expenses recorded in 2009.
Interest Income and Expense (in thousands)

	Year Ended
	December 31,
	2009	2008
Interest income	$97	$252
Interest expense:
Contractual interest	(7,809)	(7,300)
Other financing costs	(6,857)	(5,981)

Net interest expense	$(14,569)	$(13,029)

For the year ended December 31, 2009, net interest expense increased by approximately $1.5 million compared to the prior year as a result of increased borrowings under L-1’s credit facility in August 2008, incurred primarily to fund the acquisitions, as well as higher interest rates. Interest expense is net of amounted attributed to discontinued operations of $26.6 million and $14.6 million in 2009 and 2008, respectively.
Other Expense, Net (in thousands)

	Year Ended
	December 31,
	2009	2008
Other expense, net	$(421)	$ (240)

Other expense, net includes interest income and realized and unrealized currency transaction gains and losses on foreign currency transactions. The increases in other expense, net are related primarily to changes in the value of the U.S. dollar relative to the Canadian Dollar and the Japanese Yen during the periods.
Income Taxes (in thousands)

	Year Ended
	December 31,
	2009	2008
Benefit (provision) for income taxes	$1,325	$(7,643)

The 2009 results reflect an income tax benefit of $1.3 million, primarily reflecting an increase in deferred tax assets as a result of current year temporary differences, net of the utilization of net operating losses to offset estimated net taxable income. At December 31, 2009, the Company had U.S. Federal net operating loss carryforwards of $447.7 million, which may be used to reduce future taxable income. In addition, the Company has $159.5 million of deductible goodwill, of which $51.8 million relates to continuing operations. Management evaluated the adequacy of the valuation allowance in light of the results for the year based on the cumulative results of operations for the three years ended December 31, 2009, after considering items that do not enter in the determination of taxable income, and the likely future operating results. The review indicated that the recorded valuation allowance related to net operating losses is adequate as of December 31, 2009. Management will continue to evaluate the adequacy of the valuation allowance annually, and when its assessment of whether it is more likely than not that the related tax benefits will be realized changes, the valuation allowance will be increased or reduced with a corresponding benefit or charge included in income.
The 2008 results reflect an income tax expense of $7.6 million, primarily reflecting an increase in the deferred tax asset valuation allowance of approximately $48.0 million offset by the deferred benefit of $42.3 million primarily related to the impairment of long-lived assets recorded for the year (excluding the impact of the goodwill impairment which is not deductible for income tax purposes), and a current tax provision of $1.9 million. During the fourth quarter of 2008, management evaluated the adequacy of the valuation allowance in light of the results for the year and determined that, based on the cumulative results of operations for the three years ended December 31, 2008, after considering items that do not enter in the determination of taxable income, and the likely future operating results, it was more likely than not that the portion of the tax benefits of its net operating loss carryforwards that would not be realized would be higher than previously recorded. As a result, the Company increased the deferred tax asset valuation allowance to reflect the estimated tax benefits it expected to realize.
Comprehensive Loss (in thousands)

	Year Ended
	December 31,
	2009	2008
Net loss	$(4,003)	$(551,594)
Changes in accumulated comprehensive income (loss)	1,879	(7,664)

Comprehensive loss	$(2,124)	$(559,258)

The change in comprehensive loss results from the net loss in 2009 of $4.0 million compared to $551.6 million in 2008, (the components of which are described above) changes in the fair value and amortization of derivatives accounted for as hedges which resulted in a net gain of $0.5 million in 2009 and $1.1 million loss in 2008. There were translation gains of $1.4 million and losses of $6.6 million in 2009 and 2008, respectively, resulting from the changes in the value of the U.S. dollar relative to foreign currencies, primarily the Euro and the Canadian Dollar.
COMPARISON OF 2008 TO 2007
Revenues (in thousands)

	Year Ended
	December 31,
	2008	2007
Services	$77,428	$61,000
Solutions	280,711	211,533

	$358,139	$272,533

Products and Services Revenues
The following details revenues by major categories of products and services for the years ended December 31, 2008 and 2007 (in thousands):

	2008	2007
Services:
U.S. Federal government services	$19,535	$19,355
State and local government services	57,893	41,645

Total Services	77,428	61,000

Solutions:
State and Local government solutions	67,723	31,323
Hardware and consumables	137,590	126,537
Software, licensing fees and other	46,126	29,093
Maintenance	29,272	24,580

Total Solutions	280,711	211,533

Total revenues	$358,139	$272,533

Revenues increased by $85.6 million for the year ended December 31, 2008 of which $61.2 million related to the Acquisitions. Excluding the impact of the Acquisitions, revenues increased $24.4 million or 9 percent from the year ended December 31, 2007. The increase from the prior year period reflects growth related to L-1’s secure credentialing solutions, offset by lower biometric revenues primarily due to unusually large shipments of biometric products in the fourth quarter of 2007.

Approximately 22 percent and 23 percent of L-1’s revenues in 2008 and 2007, respectively, were derived from long-term service contracts with the U.S. Federal and State governments included in L-1’s Services segment. These contracts are fixed unit price contracts for which L-1 is compensated, as fingerprints are transmitted to the appropriate government agency.
Approximately 19 percent and 11 percent of L-1’s revenues in 2008 and 2007, respectively, were derived from long-term contracts for the production of driver’s licenses and credentials for which L-1 is compensated on a fixed unit price per license or credential produced. The unit price for these contracts is fixed throughout the term of the contract. The prices are established in competitive bids in which price is one among many important criteria evaluated by the customer.
Remaining revenues, including other revenues from the driver’s licenses contracts which are not based on card production volumes, comprise 59 percent and 66 percent of revenues for the years ended December 31, 2008 and 2007, respectively, and were derived from contracts and purchase orders for consumables, hardware, software and custom solutions, including maintenance and services. These revenues are priced at prevailing prices at the time the order or contract is negotiated. These orders and contracts are often competitively bid, although some, particularly consumables sold pursuant to driver license and credential contracts, are sole source. Most of L-1’s research and development and sales and marketing costs are related to generating these revenues.
Cost of Revenues and Gross Margin (in thousands)

	Year Ended
	December 31,
	2008	2007
Cost of revenues	$211,450	$156,139
Depreciation expense	17,098	6,671
Amortization of acquired intangible assets	21,564	25,025
Stock-based compensation	987	609

Total cost of revenues	$251,099	$188,444

Gross profit	$107,040	$84,089

Gross margin	30%	31%

Cost of revenues increased by $62.7 million for the year ended December 31, 2008 compared to the year ended December 31, 2007, of which $35.6 million is related to the Acquisitions. Excluding the Acquisitions, cost of revenues increased by $27.1 million or 14 percent in 2008 compared to the previous year. Gross margin for 2008 was 30 percent compared to 31 percent in 2007. The decrease was due to changes in the revenue mix resulting from lower biometric revenues and higher revenues from secure credentialing and services, as well as the impact of non cash charges described below.
Included in the cost of revenues in 2008 were $39.6 million of non cash charges, which increased by approximately $7.3 million from the prior year primarily due to higher depreciation and stock-based compensation charges offset by lower amortization resulting from impairment of long-lived assets which included the acquired intangible assets. Non cash charges reduced consolidated gross margins by 11 percent and 12 percent for the years ended December 31, 2008 and 2007, respectively. Costs of revenues also reflect higher depreciation charges related to the acquisition of Digimarc.
Sales and Marketing Expenses (in thousands)

	Year Ended
	December 31,
	2008	2007
Sales and marketing expenses	$36,425	$27,719

As a percentage of revenues	10%	10%

Sales and marketing expenses increased by approximately $8.7 million for the year ended December 31, 2008 compared to the prior year, of which the Acquisitions accounted for $7.7 million. Excluding the effects of the Acquisitions, sales and marketing expenses increased by $1.0 million for the year ended December 31, 2008. These increases are attributable to additional investments made to expand L-1’s focus on U.S. government and international opportunities. Sales and marketing expenses consists primarily of salaries and related personnel costs including stock-based compensation, commissions, travel and entertainment expenses, promotions and other marketing and sales support expenses.

Research and Development Expenses
(in thousands)

	Year Ended
	December 31,
	2008	2007
Research and development expenses	$25,244	$18,482

As a percentage of revenues	7%	7%

Research and development expenses increased by approximately $6.8 million for the year ended December 31, 2008 compared to the prior year, of which approximately $4.3 million is due to the Acquisitions. Excluding the effects of the Acquisitions, research and development expenses in 2008 increased by $2.5 million, as L-1 continued to focus on the development of biometric technology. Research and development expenses were offset by higher utilization of research and development resources in the performance of contracts, the cost of which is included in cost of revenues, and other products. Research and development expenses consist primarily of salaries, stock-based compensation and related personnel costs and prototype costs related to the design, development, testing and enhancement of L-1 products. Gross research and development expenditures aggregated to $43.0 million for the year ended December 31, 2008 compared to $26.4 million in the prior year. As a percentage of Solutions revenues, gross research and development costs were 15 percent and 13 percent for years ended December 31, 2008 and 2007, respectively. Virtually all of L-1 research and development costs are attributable to L-1’s Solutions segment.
General and Administrative Expenses
(in thousands)

	Year Ended
	December 31,
	2008	2007
General and administrative expenses	$49,185	$39,667

As percentage of revenues	14%	15%

General and administrative expense increased approximately $9.5 million for year ended December 31, 2008 compared to 2007, of which approximately $7.9 million are directly related to the Acquisitions. Excluding the effects of acquisitions, the increase was $1.6 million over the year ended December 31, 2007 and relates to stock-based compensation expense, legal, accounting and auditing and other professional services. As a percentage of revenues, general and administrative expenses decreased to 14 percent, as compared to 15 percent in the prior year as L-1 continues to leverage L-1’s cost structure over a larger revenue base. General and administrative expenses consist primarily of salaries and related personnel costs, including stock-based compensation for L-1’s executive and administrative personnel, professional and board of directors’ fees, public and investor relations and insurance.
Asset Impairments and Merger Related Expenses (in thousands)

	Year Ended
	December 31,
	2008	2007
Asset impairments and merger related expenses	$529,683	$5,000

In 2008, assets impairments consist of goodwill of $430.0 million and long-lived assets of $98.6 million, principally intangible assets recorded in connection with acquisitions, and relate principally to the Company’s biometrics businesses included in the Solutions segment. The impairment charges result from the deteriorating economic conditions that manifested themselves in the fourth quarter of 2008 as well as capital market conditions that adversely impacted valuation of businesses L-1 acquired and the Company’s stock prices and market capitalization. The remaining $1.1 million represents merger related expenses related to the Old Digimarc acquisition. In 2007, an impairment charge of $5.0 million was recognized related to certain acquired product lines of the biometrics business.
Acquisition Related Expenses and Amortization of Acquired Intangible Assets (in thousands)

	Year Ended
	December 31,
	2008	2007
Acquisition related expenses and amortization of acquired intangible assets	$900	$1,266

Acquisition related expenses and amortization of acquired intangible assets decreased by $0.4 million for the year ended December 31, 2008 from the comparable period in the prior year due to impairments recorded in 2008 and 2007.

Interest Income and Expense (in thousands)

	Year Ended
	December 31,
	2008	2007
Interest income	$252	$376
Interest expense:
Contractual interest	(7,300)	(4,923)
Other financing costs	(5,981)	(3,003)

Net interest expense	$(13,029)	$(7,550)

For the year ended December 31, 2008, net interest expense increased by approximately $5.5 million compared to the prior year primarily as a result of the issuance of senior convertible notes in May 2007 and borrowings under L-1’s revolving credit facility and term loan incurred primarily to fund the Acquisitions. Interest expense is net of amounts attributed to discontinued operations of $14.6 million and $6.4 million in 2008 and 2007, respectively.
Other Expense, Net (in thousands)

	Year Ended
	December 31,
	2008	2007
Other expense, net	$(240)	$(519)

Other expense, net includes interest income and realized and unrealized currency transaction gains and losses on Yen-denominated purchases, as well as unrealized gains and losses forward currency contracts.
Income Taxes (in thousands)

	Year Ended
	December 31,
	2008	2007
Benefit (provision) for income taxes	$(7,643)	$27,758

The 2008 results reflect an income tax expense of $7.6 million, primarily reflecting an increase in the deferred tax asset valuation allowance of approximately $48.0 million offset by the deferred benefit of $42.3 million primarily related to the impairment of long-lived assets recorded for the year (excluding the impact of the goodwill impairment which is not deductible for income tax purposes) and a current tax provision of $1.9 million. During the fourth quarter of 2008, management evaluated the adequacy of the valuation allowance in light of the results for the year and determined that, based on the cumulative results of operations for the three years ended December 31, 2008, after considering items that do not enter in the determination of taxable income, and the likely future operating results, it was more likely than not that the portion of the tax benefits of its net operating loss carryforwards that would not be realized would be higher than previously recorded. As a result, the Company increased the deferred tax asset valuation allowance to reflect the estimated tax benefits it expects to realize.
The 2007 results reflect an income tax benefit of $27.8 million, primarily reflecting the reduction of the deferred tax asset valuation allowance of approximately $21.8 million. During the fourth quarter of 2007, management determined that based on the cumulative results of operations for the three years ended December 31, 2007, after considering items that do not enter in the determination of taxable income, and the expected future operating results, it is more likely than not that the Company will realize a substantial portion of the tax benefits of its net operating loss carryforwards. As a result, the Company reduced its previously recorded deferred tax asset valuation allowance to reflect the estimated benefits it expected to realize.
Comprehensive Income (Loss) (in thousands)

	Year Ended
	December 31,
	2008	2007
Net income (loss)	$(551,594)	$15,807
Changes in accumulated comprehensive income (loss)	(7,664)	5,722

Comprehensive income (loss)	$(559,258)	$21,529

The change in comprehensive income (loss) results from the net loss in 2008 of $551.6 million compared to $15.8 million net income in 2007, the components of which are described above, as well as foreign currency translation losses of $6.6 million and gains of $5.7 million in 2008 and 2007, respectively, resulting from the strengthening of the U.S. dollar in 2008 and the weakening in 2007 relative to foreign currencies which include the Euro and the Canadian Dollar. Also in 2008, L-1 recorded an unrealized loss of $1.1 million, net of related tax effect of $0.7 million, in comprehensive income for the fair value of an interest rate protection agreement.
LIQUIDITY AND CAPITAL RESOURCES
Capital Requirements
The Company’s most significant capital requirements are capital expenditures for new secure credentialing contracts, research and development and working capital needs. The most significant capital expenditures are related to L-1’s Solutions segment. Generally, new State driver’s license contracts provide for up front capital expenditures necessary to perform under the contract. As expected, with the acquisition of Old Digimarc, L-1’s capital requirements have increased as L-1 has bid on and was awarded new contracts or as contracts have been renewed. In 2009, L-1’s capital expenditures increased to $55.0 million compared to $22.5 million in 2008 and are expected to increase to $60.0 million in 2010 to fund capital expenditures for contracts awarded and expected to be awarded. L-1 expects capital expenditures to decline significantly in 2011 as we complete the build out of systems from recently awarded contracts. L-1 expects to fund L-1’s capital requirements primarily with operating cash flows.
Liquidity
As of December 31, 2009, L-1 had $9.4 million of working capital including deferred income taxes of $11.5 million, $6.6 million in cash and cash equivalents and current maturities of long term debt of $27.1 million. In addition, L-1 has financing arrangements, as further described below, available to support L-1’s ongoing liquidity needs, pursuant to which L-1 has available $123.0 million at December 31, 2009 under L-1’s revolving credit facility, subject to continuing compliance with debt covenants. L-1 believes that its existing cash and cash equivalent balances, existing financing arrangements and cash flows from operations will be sufficient to meet L-1’s operating and debt service requirements for the next 12 months. However, it is likely that L-1 will require additional financing to execute acquisitions and in that connection, L-1 evaluates financing needs and the terms and conditions and availability under L-1’s credit facility on a regular basis and consider other financing options. There can be no assurance that additional debt or equity financing will be available on commercially reasonable terms, or at all. L-1’s ability to meet L-1’s business plan is dependent on a number of factors, including those described in the section of this report entitled “Risk Factors”.
Credit Agreement
On August 5, 2008, L-1 entered into a Second Amended and Restated Credit Agreement (the “Credit Agreement”), among L-1’s wholly owned subsidiary L-1 Identity Operating, L-1, Bank of America, N.A., Wachovia Bank, National Association, Banc of America Securities LLC and Wachovia Capital Markets LLC, to amend and restate the Amended and Restated Credit Agreement, by and among L-1, Bank of America, N.A. (“Administrative Agent”), Bear Stearns Corporate Lending, Inc., Bear Stearns & Co., Inc., Banc of America Securities LLC, Wachovia Bank, N.A. and Credit Suisse, Cayman Islands Branch. The Credit Agreement provides for a senior secured term loan facility in an aggregate principal amount of up to $300.0 million, with a term of five years, and a senior secured revolving credit facility in an aggregate principal amount of up to $135.0 million. The proceeds of the senior secured facilities were used to (i) fund, in part, the purchase price paid, and fees and expenses incurred, in connection with L-1’s acquisition of Digimarc Corporation after giving effect to the spin-off of its digital watermarking business (“Old Digimarc”), (ii) repay borrowings under L-1’s then existing revolving credit facility and (iii) provide ongoing working capital and fund other general corporate purposes of L-1.
On July 9, 2009, L-1 entered into an amendment to the Credit Agreement pursuant to which the term loans under the Credit Agreement have been split into two tranches: Tranche B-1 Term Loans and Tranche B-2 Term Loans. The Tranche B-1 Term Loans, with an aggregate principal amount of approximately $148.6 million at December 31, 2009, requires annual principal payments (payable quarterly) of 5 percent of the related original principal amount through September 30, 2009, 10 percent of the original principal amount through September 30, 2010, 20 percent of the original principal amount through September 30, 2012, and thereafter, increasing over the duration of the Credit Agreement. The Tranche B-2 Term Loans, with an aggregate principal amount of approximately $133.5 million at December 31, 2009, require annual principal payments (also payable quarterly) of 1 percent of the related original principal amounts over the remaining term of the Credit Agreement. The Company had $4.9 million of borrowings which were outstanding under the revolving credit facility at December 31, 2009.
Under the terms of the amended senior secured credit facility the Company has the option to borrow at LIBOR (subject to a floor of 3 percent) plus 2.75 percent to 5.0 percent per annum or at prime (subject to a floor of 2 percent) plus 1.75 percent to 4.0 percent per annum. L-1 is required to pay a fee of 0.5 percent on the unused portion of the revolving credit facility. All obligations of L-1 Operating under the Credit Agreement are guaranteed on a senior secured basis by L-1 and by each of L-1’s existing and subsequently acquired or organized direct or indirect wholly-owned subsidiaries (subject to certain exceptions). At December 31, 2009, the interest rates were 6.75 percent for Tranche B-1 Term Loans, 7.25 percent for Tranche B-2 Term Loans and 6.00 percent for borrowings under the revolving credit facility.
In addition, L-1 is required to maintain the following financial covenants under the Credit Agreement:
•	As of the end of any fiscal quarter, the ratio of Consolidated EBITDA (as defined in the Credit Agreement) of L-1 Operating and its consolidated subsidiaries for the period of four consecutive fiscal quarters ending on or immediately prior to such date to the sum of (i) Consolidated Interest Charges (as defined in the Credit Agreement) of L-1 Operating and its consolidated subsidiaries paid or payable in cash during the period of four consecutive fiscal quarters ended on or immediately prior to such date, plus (ii) Consolidated Debt Amortization (as defined in the Credit Agreement) of the borrower and its consolidated subsidiaries as of such date, shall not be less than 2.25:1.00. At December 31, 2009, the ratio was 2.35:1:00.
•	As of the end of any fiscal quarter, the ratio of L-1 Operating’s Consolidated Funded Indebtedness (as defined in the Credit Agreement which excludes standby letters of credit issued in connection with performance bonds) as of such date to its Consolidated EBITDA (as defined in the Credit Agreement) for the period of four consecutive fiscal quarters ended on or immediately prior to such date, may not be more than: (i) 3.25:1.00 from the Closing Date (as defined in the Credit Agreement) to and including March 10, 2010, (ii) 3.00:1.00 from March 11, 2010 to March 30, 2011, and (iii) 2.75:1.00 at the end of each fiscal quarter thereafter. At December 31, 2009, the ratio was 2.97:1.00.
Under the terms of the amendment, L-1’s compliance with these financial covenants, through March 31, 2010, will be measured after giving effect to the reduced principal payments provided by the amendment, as if the amendment had been in effect at the beginning of each measurement period through March 30, 2010, and after eliminating the effects of certain recently adopted accounting standards.
As of December 31, 2009, the Company has approximately $123.0 million available under its revolving credit facility, subject to continuing compliance with covenants under the credit agreement.
Under the terms of the Credit Agreement, L-1 Operating may incur, assume or guarantee unsecured subordinated indebtedness in an amount up to $200.0 million, provided that no default or event of default shall have occurred or would occur as a result of the incurrence of such subordinated debt and the borrower and its subsidiaries are in pro forma compliance, after giving effect to the incurrence of such subordinated debt, with each of the covenants in the Credit Agreement, including, without limitation, the financial covenants mentioned above.
Pursuant to the terms of the Credit Agreement, L-1 may incur, assume or guarantee any amount of unsecured subordinated indebtedness, provided, that no default or event of default shall have occurred or would occur as a result of the incurrence of such subordinated debt and the pro forma Consolidated Leverage Ratio (as defined in the Credit Agreement) of L-1 and its subsidiaries after giving effect to the incurrence of such subordinated debt shall be less than 4.75:1.00. The Credit Agreement limits the ability of L-1 to (i) pay dividends or other distributions or repurchase capital stock, (ii) create, incur, assume or suffer to exist any indebtedness, (iii) create, incur, assume or suffer to exist liens upon any of its property, assets or revenues, (iv) sell, transfer, license, lease or otherwise dispose of any property, (v) make or become legally obligated to make capital expenditures above certain thresholds, subject to certain permitted adjustments (vi) make investments, including acquisitions, and (vii) enter into transactions with affiliates. These covenants are subject to a number of exceptions and qualifications. The Credit Agreement provides for customary events of default which include (subject in certain cases to customary grace and cure periods), among others: nonpayment, breach of covenants or other agreements in the Credit Agreement or the other Loan Documents (as defined in the Credit Agreement), payment defaults or acceleration of other indebtedness, failure to pay certain judgments, inability to pay debts as they become due and certain events of bankruptcy, insolvency or reorganization. Generally, if an event of default occurs, the Administrative Agent may, with the consent of the Required Lenders (as defined in the Credit Agreement) declare all outstanding indebtedness under the Credit Agreement to be due and payable.
The Company has entered into interest rate protection agreements to reduce its exposure to the variable interest rate payments on its term loan. In October 2008, the Company entered into an interest rate protection agreement with a notional amount of $62.5 million, which expires in November, 2011. Under the term of the agreement, the Company pays the counter party a fixed rate of 4.1 percent and receives variable interest based on three-month LIBOR (subject to a floor of 3.0 percent). In May 2009, the Company entered into two additional interest rate protection agreements with notional amounts of $50.0 million each, pursuant to which the Company pays a fixed rate of 1.4 percent and receives three month LIBOR.
The counterparties to these agreements are highly rated financial institutions. In the unlikely event that the counterparties fail to meet the terms of the interest rate swap agreement, the Company’s exposure is limited to the interest rate differential on the notional amount at each quarterly settlement period over the life of the agreements. L-1 does not anticipate non-performance by the counterparties.
Convertible Senior Notes
On May 17, 2007, the Company issued $175.0 million of Convertible Notes with a conversion feature which allows the Company the option to settle the debt either in shares of common stock or to settle the principal amount in cash and the conversion spread in cash or stock. The proceeds of the Convertible Notes offering, net of deferred financing costs amounted to $168.7 million. In connection with the issuance of the Convertible Notes, L-1 entered into an agreement with Bear Stearns (now JP Morgan Chase) to purchase approximately 3.5 million shares of L-1’s common stock for approximately $69.8 million. The shares will be delivered in May 2012; however, L-1 settled its obligation at closing for a cash payment.
The Notes are governed by an indenture, dated May 17, 2007 (the “Indenture”), between the Company and the trustee. The Notes will be convertible only under certain circumstances, as described below. If, at the time of conversion, the daily volume-weighted average price per share for a 25 trading day period calculated in accordance with the Indenture (as defined in greater detail in the Indenture, “VWAP”) of the Company’s common stock is less than or equal to $32.00 per share, which is referred to as the base conversion price, the Notes will be convertible into 31.25 shares of common stock of the Company per $1,000 principal amount of the Notes, subject to adjustment upon the occurrence of certain events. If, at the time of conversion, the VWAP of the shares of common stock of the Company exceeds the base conversion price of $32.00 per share, the conversion rate will be determined pursuant to a formula resulting in holders’ receipt of up to an additional 14 shares of common stock per $1,000 principal amount of the Notes, subject to adjustment upon the occurrence of certain events and determined as set forth in the Indenture. As an example, if the volume-weighted price per share (VWAP) of the Company stock were to increase to $40.00 per share, the additional shares issuable upon conversion would be 2.8, and the shares issuable per $1,000 principal amount of the Notes would be 34.05.
The Notes are convertible until the close of business on the second business day immediately preceding May 15, 2027, in multiples of $1,000 in principal amount, at the option of the holder under the following circumstances: (1) during the five business-day period after any five consecutive trading day period (the “measurement period”) in which the trading price per Note, for each day of such measurement period was less than 98 percent of the product of the last reported sale price of shares of common stock of the Company and the applicable conversion rate for such trading day; (2) during any fiscal quarter, if the last reported sale price of shares of common stock of the Company for 20 or more trading days in a period of 30 consecutive trading days ending on the last trading day of the immediately preceding calendar quarter is greater than or equal to 130 percent of the base conversion price on the related trading day; (3) if the Company calls any or all of the Notes for redemption; and (4) upon the occurrence of specified corporate transactions described in the Indenture. Upon conversion, the Company has the right to deliver shares of common stock based upon the applicable conversion rate, or a combination of cash and shares of common stock, if any, based on a daily conversion value as described above calculated on a proportionate basis for each trading day of a 25 trading-day observation period. In the event of a fundamental change as specified in the Indenture, the Company will increase the conversion rate by a number of additional shares of common stock specified in the Indenture, or, in lieu thereof, the Company may in certain circumstances elect to adjust the conversion rate and related conversion obligation so that the Notes will become convertible into shares of the acquiring or surviving Company.
The Notes bear interest at a rate of 3.75 percent per year payable semiannually in arrears in cash on May 15 and November 15. The Notes will mature on May 15, 2027, unless earlier converted, redeemed or repurchased. The Company may redeem the Notes at its option, in whole or in part, on or after May 20, 2012, subject to prior notice as provided in the Indenture. The redemption price during that period will be equal to the principal amount of the notes to be redeemed, plus any accrued and unpaid interest. The holders may require the Company to repurchase the Notes for cash on May 15, 2012, May 15, 2017 and May 15, 2020.
Equity Securities
On August 5, 2008, pursuant to the terms and conditions of (i) the Securities Purchase Agreement, by and between L-1 and Robert V. LaPenta (the “LaPenta Agreement”), (ii) the Securities Purchase Agreement (the “Iridian Agreement”), by and between L-1 and Iridian Asset Management LLC (“Iridian”) and (iii) the LRSR Agreement (together with the LaPenta Agreement and Iridian Agreement, the “Investor Agreements”). L-1 issued an aggregate of 8,083,472 shares of L-1 common stock and 15,107 shares of Series A Convertible Preferred Stock (the “Series A Preferred Stock’) for aggregate proceeds to L-1 of $119.0 million, net of related issuance costs, which were used to fund a portion of L-1’s acquisition of Old Digimarc. In accordance with its terms, the Series A Preferred Stock was subsequently converted into 1,310,992 shares of common stock. See Note 4 for additional information.
Consolidated Cash Flows

	For the Years Ended
	December 31,
	2009	2008	2007
Operating activities	$60,602	$52,768	$40,958
Investing activities	(66,246)	(350,919)	(151,919)
Financing activities	(8,521)	310,820	114,055
Effect of exchange rates on cash and cash equivalents	340	(423)	116

Net increase (decrease) in cash and cash equivalents	$(13,825)	$12,246	$3,210

Comparison of 2009 to 2008
Cash flows from operating activities including discontinued operations, increased by approximately $7.8 million for the year ended December 31, 2009 as compared to the corresponding period of the prior year. Net loss for the year ended December 31, 2009 was $4.0 million and includes non-cash charges of $37.1 million for depreciation and amortization, $23.7 million for stock-based compensation and retirement contributions settled or to be settled in common stock, $12.1 million for amortization of deferred financing costs, debt discount and other, and $2.9 million for non-cash income tax benefit. Operating cash flows reflect the impact in accruals and deferrals related to operating assets and liabilities which had an adverse impact on cash flows of $5.4 million for the year ended December 31, 2009 and an adverse impact on cash flows of $7.7 million in the corresponding period in the prior year.
Cash used for acquisitions in 2009, consisting principally of payments of acquisition related costs, totaled $3.7 million for the year ended December 31, 2009, compared to $320.5 million for the same period in the prior year, which was primarily related to the acquisition of Old Digimarc in August 2008. Capital expenditures were approximately $55.0 million and $22.5 million for the years ended December 31, 2009 and 2008, respectively, and are primarily related to L-1’s driver’s license business.

Net cash used in financing activities in 2009 was $8.5 million compared to $310.8 million provided from financing activities in 2008. L-1 repaid $15.1 million of long-term debt during 2009 and had net borrowings of $4.9 million under L-1’s revolving credit facility. L-1 had net borrowings of $206.2 million in 2008 which was primarily used to fund the Acquisitions. L-1 paid debt issuance costs of $0.8 million for the year ended December 31, 2009 compared to $14.0 million in the prior year. In 2008, L-1 repurchased 362,000 shares of L-1’s common stock for $6.2 million and L-1 issued common and preferred stock for net proceeds of $119.0 million.
Comparison of 2008 to 2007
Cash flows from operating activities including discontinued operations, increased by approximately $11.8 million for the year ended December 31, 2008 as compared to the prior year. L-1’s net loss for the year ended December 31, 2008 was $551.6 million, and includes non-cash items aggregating $612.0 million compared to $31.4 million in 2007 and are comprised of $528.6 million related to long-lived asset impairments, $49.4 million for depreciation and amortization, $18.1 million for stock-based compensation, non-cash income tax charges of $6.9 million, amortization of deferred financing costs and debt discount of $8.7 million and other non-cash charges of $0.3 million. Cash flows from operating activities before changes in operating assets and liabilities reflects the results of operations including the impact of acquisitions. Changes in operating assets and liabilities had the impact of reducing cash and cash equivalents by $7.7 million in 2008 and $6.3 million in 2007.
Cash flows used in investing activities increased by approximately $199.0 million for the year ended December 31, 2008 as compared to the prior year. During 2008, L-1 used $320.5 million in connection with the Acquisitions, net of acquired cash, primarily related to the acquisition of Old Digimarc. The cash paid for acquisitions in 2007, net of cash acquired, approximated $132.8 million and primarily related to the acquisitions of ACI, McClendon and ComnetiX.
Capital expenditures were approximately $22.5 million and $13.0 million for the years ended December 31, 2008 and 2007, respectively, and primarily related to the Company’s driver’s licenses product line. The increase is primarily related to the acquisition of Old Digimarc. Expenditures for the additions to intangible assets were $8.0 million in 2008 and $6.3 million in 2007.
Net cash provided by financing activities in 2008 was $310.8 million compared to $114.1 million in 2007. The proceeds from the issuance of the term loan aggregated $295.0 million and common and preferred stock issued in a private placement resulted in proceeds of $119.0 million, net of financing costs, which were used for the acquisition of Old Digimarc. In addition, net payments under the revolving credit agreement were $84.0 million, and proceeds from the issuance of common stock to employees were $5.5 million, purchases of treasury stock were $6.2 million and payments of financing costs were $14.0 million In 2007, L-1 borrowed $175.0 million by issuing convertible notes and purchased a prepaid forward for $69.8 million.
WORKING CAPITAL
December 31, 2009
Accounts receivable increased by approximately $10.7 million as of December 31, 2009 from December 31, 2008, primarily due to increased revenues over the prior year. Days sales outstanding at December 31, 2009 was 67 days compared to 66 days at December 31, 2008 Accounts receivables is net of an allowance of $4.9 million and reflects additions recorded in 2009 related to the Registered Traveler program of $1.0 million, as well as $2.8 million of unrecoverable amounts related to enrollment services contracts started in 2009.
Inventory decreased by $5.1 million as of December 31, 2009, compared to December 31, 2008, primarily as a result of planned reductions of L-1’s biometrics and secure credentialing inventories. Inventory is maintained at the levels required to meet expected deliveries of L-1’s credentialing and biometric solutions.
Accounts payable, accrued expenses and other current liabilities decreased by $3.9 million as of December 31, 2009, compared to December 31, 2008, as a result of lower accruals for incentive compensation and benefits and professional fees.
Total deferred revenue decreased by $3.8 million as of December 31, 2009, compared to December 31, 2008, primarily as a result of recognition of revenues related to transactions for which the Company received customer prepayments in 2008.
December 31, 2008
Accounts receivable related to L-1’s March 2008 Bioscrypt acquisition and August 2008 acquisition of Digimarc, (“2008 Acquisitions”) were approximately $18.2 million at December 31, 2008. Excluding the 2008 Acquisitions, accounts receivable decreased by approximately $2.8 million as of December 31, 2008 compared to

December 31, 2007, primarily due to improved collections. Days sales outstanding improved from December 31, 2008 to 66 days from 73 days at December 31, 2007. Excluding $6.6 million related to acquisitions, inventory increased by $6.4 million at December 31, 2008 compared to December 31, 2007. The increase related primarily to L-1’s building inventory to meet future contract delivery of multi-modal biometric recognition devices and solutions, fingerprint scanning devices and consumables.
Accounts payable, accrued expenses and other current liabilities related to the 2008 Acquisitions were $22.6 million at December 31, 2008. Excluding the impact of the 2008 Acquisitions, accounts payable, accrued expenses and other current liabilities increased by $14.1 million at December 31, 2008 from December 31, 2007 primarily due to timing of vendor payments and payroll, increased workforce, increases in purchases of materials and more efficient cash management.
Total deferred revenue related to the 2008 Acquisitions was $10.4 million at December 31, 2008. Excluding the impact of the 2008 Acquisitions, deferred revenue increased by $3.0 million related to maintenance, service and software contract deliverables.
CONTRACTUAL OBLIGATIONS
The following table sets forth L-1’s contractual obligations as of December 31, 2009:

		Less than			More than
	Total	1 Year	2-3 Years	3-5 Years	5 Years
Continuing Operations:
Operating lease obligations	$28,152	7,244	10,294	7,750	2,864
Debt and capital lease obligations	$542,281	53,527	295,733	193,021	—
Discontinued Operations:
Operating lease obligations	$4,269	1,438	2,151	333	347
Included in debt are $175.0 million outstanding under L-1’s Convertible Notes which bears interest at 3.75 percent and $282.1 million in term loans of which Tranche B-1 bears interest at 6.75 percent and Tranche B-2 bears interest at 7.25 percent. The amount shown includes interest assuming the Convertible Notes are redeemed at the end of five years, in 2012. The table also reflects the repayment of the term loans prior to the repayment of the Convertible Notes as required by the terms of the credit agreement, and reflects the reduced principal repayment schedule required by L-1’s credit agreement amendment.
The Company has consulting agreements with two formerly related parties under which each receives annual compensation of $0.1 million through the earlier of January 2012 or commencement of full time employment elsewhere. In addition, the Company is subject to a royalty arrangement with a related party whereby the Company is subject to royalty payments on certain of its face recognition software revenue through June 30, 2014, up to a maximum $27.5 million.
In connection with the merger with Identix Incorporated (“Identix”), Aston Capital Partners, LLC, an affiliated Company, and L-1 have agreed in principle that the Company may, subject to the approval of the Board of Directors, purchase AFIX Technologies, Inc., a portfolio Company of Aston, at fair market value to be determined by an independent appraiser retained by the Company’s Board of Directors. In March 2009, L-1 concluded that due to a variety of factors, it is not advisable to pursue the transaction to purchase AFIX at this point in time.

Contingent Obligations
L-1 has no material contingent obligations at December 31, 2009.
Off Balance Sheet Arrangements
L-1 does not have any off balance sheet arrangements, transaction, obligations or other relationships with unconsolidated entities that would be expected to have a material effect on L-1’s financial condition, results of operations or cash flows.
Inflation
Although some of L-1’s expenses increased with general inflation in the economy, inflation has not had a material impact on L-1’s financial results to date.
Critical Accounting Policies and Significant Estimates
L-1 prepares its consolidated financial statements in accordance with accounting principles generally accepted in the United States of America, or U.S. GAAP. Consistent with U.S. GAAP, L-1 has adopted accounting policies that L-1 believes are most appropriate given the conditions and circumstances of L-1’s business. The application of these policies has a significant impact on L-1’s reported results of operations. In addition, some of these policies require management to make assumptions and estimates. These assumptions and estimates, which are based on historical experience and analyses of current conditions and circumstances, have a significant impact on L-1’s reported results of operations and assets and liabilities and disclosures of contingent assets and liabilities. The most significant assumptions and estimates relate to the allocation of purchase price of the acquired businesses, assessing the impairment of goodwill, other intangible assets and property and equipment, revenue recognition estimating the useful life of long lived assets, income taxes, contingencies, litigation and valuation of financial instruments, including warrants and stock options. If actual results differ significantly from the estimates reflected in the financial statements, there could be a material effect on L-1’s consolidated financial statements.
Valuation of Goodwill and Other Long-Lived Assets
Including discontinued operations, L-1’s long-lived assets include property and equipment, intangible assets and goodwill. As of December 31, 2009 the balances of property and equipment, intangible assets and goodwill, all net of accumulated depreciation and amortization, were $115.5 million, $102.4 million and $889.8 million, respectively. As of December 31, 2008, the balances of property and equipment, intangible assets and goodwill, all net accumulated depreciation and amortization, were $81.3 million, $108.3 million and $891.0 million, respectively.
In 2008, L-1 recorded impairments of goodwill and long-lived assets of $430.0 million and $98.6 million, respectively. There were no impairments recorded in 2009, as the estimated fair values of the reportable units significantly exceeded their respective carrying amounts.
L-1 depreciates property and equipment and intangible assets that have finite lives over their estimated useful lives. For purposes of determining whether there are any impairment losses, management evaluates the carrying amounts of identifiable long-lived tangible and intangible assets, including their estimated useful lives, when indicators of impairment are present. If such indicators are present, L-1 compares the related undiscounted cash flows before interest and taxes to the long-lived assets carrying amounts. If the undiscounted cash flows are less than the carrying amounts, an impairment loss is recorded based on the fair value of the asset, as compared to the carrying amounts of the asset, such loss is recorded in the period L-1 identified the impairment. Based on L-1’s review of the carrying amounts of the long-lived tangible assets with finite lives, L-1 may also determine that shorter estimated useful lives are appropriate. In that event, L-1 would record depreciation and amortization over shorter future periods, which would reduce L-1’s earnings.
L-1’s most significant balances of property, plant and equipment relate to capitalized costs incurred to build system assets for L-1’s driver’s license contracts. L-1 periodically reviews the estimated useful lives of property and equipment used in State driver’s licenses contracts to assess whether it is probable that the State will exercise its option to extend contracts and L-1 adjusts the remaining estimated useful lives based on that assessment.

L-1 tests goodwill for impairment on an annual basis, or earlier if indicators of potential impairment exist, and to write-down goodwill when impaired. L-1 evaluates goodwill for impairment using the two-step process. The first step is to compare the estimated fair value of the reporting unit to the carrying amount of the reporting unit. If the carrying amount exceeds the estimated fair value, a second step must be followed to calculate impairment. Otherwise, if the estimated fair value of the reporting unit exceeds the carrying amounts, the goodwill is not considered to be impaired as of the measurement date. L-1 estimates the fair value of L-1’s reporting units primarily using the present value of future cash flows, but also considering other factors such as L-1’s market capitalization, an assessment of the fair value of the reporting units based on comparable companies and comparable transactions and multiples.
The date of L-1’s annual goodwill impairment test was October 31, 2009.
Factors L-1 generally considers important and which could trigger an impairment review of the carrying value of long-lived tangible assets and goodwill include the following:
•	Significant underperformance relative to expected operating results.

•	Significant changes in the manner of use of assets or the strategy for L-1’s overall business.

•	Underutilization of L-1’s tangible assets.

•	Discontinuance of product lines by L-1 or its customers.

•	Significant negative industry or economic trends.

•	Significant decline in L-1 stock price for a sustained period.

•	Significant decline in L-1 market capitalization relative to net book value.
Although L-1 believes that the remaining recorded amounts of L-1’s long-lived tangible and intangible assets and goodwill were realizable as of December 31, 2009, future events could cause us to conclude otherwise.
If L-1 stock price were to decrease and remain at that level for a sustained period of time L-1 may be required to assess the carrying amount of goodwill and long lived assets of L-1 reporting units before L-1’s next scheduled annual impairment test. If at that time the estimated fair values of L-1 reporting units are less than their respective carrying amounts, L-1 would need to determine whether L-1 goodwill and long-lived assets would be impaired. Moreover, if economic conditions continue to deteriorate and capital markets conditions continue to adversely impact the valuation of enterprises, the estimated fair values of L-1 reporting units could be adversely impacted, which could result in future impairments.
Purchase Price Allocations of Acquired Businesses
Valuations of acquired businesses requires L-1 to make significant estimates, which are derived from information obtained from the management of acquired businesses, L-1’s business plans for the acquired business or intellectual property and other sources. Critical assumptions and estimates used in the initial valuation of goodwill and other intangible assets include, but are not limited to:
•	Assessments of appropriate valuation methodologies in the circumstances.

•	Future expected cash flows from product sales, customer contracts and acquired developed technologies, patents and other intellectual property.

•	Expected costs to complete any in process research and development projects and commercialize viable products and estimated cash flows from sales of such products.

•	The acquired Companies’ brand awareness and market position.

•	Assumptions about the period of time over which L-1 will continue to use the acquired brand and intangible assets.

•	Discount rates.
The estimates and assumptions may not materialize because unanticipated events and circumstances may occur. If estimates and assumptions used to initially value goodwill and intangible assets prove to be different from actual results, ongoing reviews of the carrying values of such goodwill and intangible assets may indicate impairment, which will require us to record an impairment charge in the period in which it is identified.
Revenue Recognition
L-1 revenue including discontinued operations, is derived primarily from sales to Federal and State government customers, some of which are fulfilled through solutions that include the delivery of consumables, hardware and software components, and related maintenance, technical support, training and installation, as well as fingerprinting, technology and security services. When a customer arrangement does not require significant production, modification or customization of software, or is otherwise not within the scope of the standards applicable to long term contracts revenue is recognized when the following four criteria are met:
•	Persuasive evidence of an arrangement exists — L-1 requires evidence of an agreement with a customer specifying the terms and conditions of the products or services to be delivered typically in the form of a signed contract or purchase order.

•	Delivery has occurred — For products, delivery generally takes place when title to the products, which in certain instances includes hardware and software licenses, are shipped to or accepted by the customer. For services, delivery takes place as the services are performed.

•	The fee is fixed or determinable — Fees are fixed or determinable if they are not subject to a refund or cancellation and do not have payment terms that exceed L-1 standard payment terms.

•	Collection is probable — L-1 evaluates all customers with significant transactions to determine whether collection of the sales price is probable.
Transactions which typically do not involve significant production, modification or customization of software, do not include services considered to be essential to the functionality of the software or otherwise are not within the scope of the standards for long term contracts include:
•	Secure credentialing solutions, primarily to Federal and State government customers.

•	Sale of hardware products and related maintenance and services.

•	Sale of printing system components and consumables including printers, secure coating, ribbon, film, and other parts, primarily to Federal government customers.

•	Sale of portable devices that provide iris, face and fingerprint identification and recognition related maintenance and services.

•	Licenses of off-the-shelf versions of fingerprint, face and iris recognition software and related maintenance and services.

•	Sale of software and software developer kits and related maintenance and services.

•	Services and software to scan, collect and transmit fingerprints for identity and background verification.

•	Sale of document authentication products and services, which typically include sales of hardware, software, maintenance and support.

•	Information technology and security services provided to the U.S. intelligence community.
Many of L-1 sales arrangements include multiple elements. Such elements may include one or more of the following: consumables, equipment, hardware, software, rights to additional software, when and if available software, hardware maintenance, software maintenance, hardware repair or replacement, technical support services, training, installation and consulting services. For multiple-element arrangements not within the scope of standards applicable to software revenue recognition standards, L-1 allocates value to each of the elements based on estimated relative fair value, if fair value exists for each element of the arrangement. For arrangements within the scope of standards applicable to software revenue recognition standards, which do not involve significant production, modification or customization of software or otherwise include services that are considered essential to the functionality of software L-1 allocates fair value based on vendor specific objective evidence (VSOE) of fair value, which is determined based on the price charged when each element is sold separately, considering renewals and other evidence of fair value, as appropriate. If fair value or VSOE of fair value, if applicable, exists for all undelivered elements, but does not exist for the delivered element, the residual method is used to allocate value to each element. Under the residual method, each undelivered element is allocated value based on fair value for that element, and the remainder of the total arrangement consideration is allocated to the delivered element. If fair value or VSOE of fair value if applicable, does not exist for all undelivered elements, revenue is deferred until evidence of fair value of the undelivered elements are established, at which time revenue is recognized for all delivered elements. Revenue of maintenance and support is recognized ratably over the remaining term of any maintenance and support period.
For transactions not within the scope of the standards applicable to revenue recognition for long term contracts or software sales, revenue is recognized upon transfer of title for product sales, and performance for services, provided the four revenue criteria listed above are met at that time.
In certain cases, customer acceptance is required, in which case revenue is deferred until customer acceptance is obtained unless acceptance is deemed perfunctory. If the fee due from the customer is not fixed or determinable, revenue is recognized as payments become due from the customer. If collection is not considered probable, revenue is recognized when the fee is collected. Revenues from security and information technology, training and similar services are typically recognized as the services are performed. Software maintenance, hardware maintenance, and technical support for such products, are typically recognized ratably over the contract term, which approximates the timing of the services rendered. Revenues earned pursuant to time and material, fixed price level effort contracts and cost reimbursable contracts are recognized as the services are performed. Revenue from the collection of fingerprints for identity and background verification is recognized when the fingerprint is transmitted to the applicable background vetting agency. Expenses on all services are recognized when the costs are incurred. L-1 contractual arrangements generally do not provide for a right to return.
Revenue from consumables, equipment and hardware sales that require no installation, is recognized in accordance with the terms of the sale, generally when L-1 ships the product, provided no significant obligations remain and collection is deemed reasonably assured. Certain of L-1 hardware sales to end users require installation subsequent to shipment and transfer of title. Recognition of revenue related to hardware sales that are contingent on installation is deferred until installation is complete, title has transferred and customer acceptance has been obtained. When hardware products are sold through authorized representatives, dealers, distributors or other third party sales channels, the obligation to install the hardware generally does not remain L-1’s responsibility, but is rather an obligation of the authorized representative, dealer, distributor or other third party to its ultimate customer. Consequently, for sales to third party distributors, revenue is recognized at the time title is transferred, which is generally upon shipment. On rare occasions, L-1 is required to install L-1 products on behalf of L-1 third party distributors. In these cases, revenue is recorded in the same manner as products sold to end users where acceptance of product by the third party distributor is contingent upon successful installation of product.
Revenues from software sales and licenses, including software developer kits are recognized in accordance with standards applicable to software sales. L-1 recognizes revenue of software products when persuasive evidence of an arrangement exists, delivery has occurred, the fee is fixed or determinable, VSOE of fair value exists to allocate the total fee to all undelivered elements of the arrangement and collection fee is deemed probable.
In the event that a multiple element arrangement includes hardware, software and services and the software is more than incidental to the arrangement, but not essential to the functionality of the hardware, L-1 recognizes revenues on the software and non software elements pursuant to the respective standard applicable to software and non software elements.
When multiple-element arrangements include software deliverable and involves significant production, modification or customization of the software, or otherwise involves services that are considered to be essential to the functionality of the software, L-1 applies the accounting standards applicable to long term contracts. When VSOE of fair value exists for the software maintenance, technical support or other services in arrangements requiring contract accounting, revenue for software maintenance, technical support on other services is recognized as the services are performed and the rest of the arrangement is accounted for under accounting standards applicable to long term contracts. When VSOE of fair value is not available for such services the entire arrangement is accounted for under accounting standards applicable to long term contracts and the related revenue is recognized with the rest of the contract deliverables under the percentage of completion method.
In general, transactions that involve significant production, modification or customization of software, or otherwise include services considered to be essential to the functionality of the software and which are accounted in accordance with standards applicable to long-term contracts, include:
•	Contracts or elements of contracts for the production of driver’s licenses and other identification credentials that require the delivery and installation of customized software.
•	Identity solutions contracts, typically providing for the development, customization and installation of fingerprinting, face and iris recognition systems for government agencies, law enforcement agencies and commercial businesses.
L-1 also utilizes contract accounting for certain Federal government contracts.
Revenue from long term contracts is recognized using the percentage of completion method. L-1 measures the percentage of completion using either input measures (e.g. costs incurred) or output measures (e.g. contract milestones), whichever provides the most reliable and meaningful measure of performance in the circumstances. Milestones are specific events or deliverables clearly identified in the contract and can include delivering customized systems, installation and services. When milestone measures are used, revenue is recognized based on total milestones billable to the customer less revenue related to future maintenance or services. On contracts where milestones are not used, L-1 generally recognizes revenue on a cost-to-cost basis or as the units are delivered whichever is most appropriate in the circumstances. The cumulative impact of any revision in estimates to complete or recognition of losses on contracts is reflected in the period in which the changes or losses become known. L-1 records costs and estimated earnings in excess of billings under these contracts as current assets.
L-1 contracts related to the delivery of driver’s licenses and identification credentials typically provide that the State departments of motor vehicles, or similar agencies pay a fixed price per credential produced utilizing equipment and systems that L-1 owns, designs, implements and supports.
The price includes charges for materials and the data that is stored on the credentials. Prices for these contracts vary depending among other things:
•	Design and integration complexities.

•	Nature and number of workstations and sites installed.

•	Projected number of credentials to be produced.

•	Size of databases.

•	Cost of consumable materials expected to be used.

•	Level of post-installation involvement.

•	Competitive considerations.
Driver’s licenses or credentials contracts or contract elements within such contracts generally require that L-1 incur up-front costs related to the software, hardware and other equipment. The delivery of the licenses or credentials typically also require us to customize, design, and install equipment and software at customer locations, as well as perform training, supply consumables, maintain the equipment and provide support services. Costs related to the customized software and hardware used in driver’s license contracts are capitalized during the period in which L-1 develops and installs the system and are amortized over the estimated economic life of the contract beginning when the system goes into service. Revenue on these contracts is earned based on, and is contingent upon, the production of licenses or credentials utilizing the deployed system and is therefore recognized as the licenses or credentials are produced. If the contractual arrangement includes the sale of consumables whose title is transferred to the customer, L-1 recognizes revenue when title is transferred.
Income Taxes
L-1 has recorded net deferred tax assets of $38.2 million at December 31, 2009. Excluding net deferred tax liabilities related to discontinued operations, net deferred tax assets aggregate $51.0 million which include the tax benefits of net operating loss carryforwards aggregating $35.7 million, net of a related valuation allowance.
The 2009 results of continuing operations reflect an income tax benefit of $1.3 million, primarily related to an increase in deferred tax assets resulting from current year temporary differences, net of the utilization of prior year net operating losses to offset the current year estimated taxable income.
Management evaluated the adequacy of the valuation allowance in light of the results for the year, based on the cumulative results of operations for the three years ended December 31, 2009, after considering items that do not enter in the determination of taxable income, and the likely future operating results. The evaluation indicated the recorded valuation allowance for deferred tax assets related to net operating loss carry forwards is adequate as of December 31, 2009. Management evaluates the adequacy of the valuation allowance annually and, if its assessment of whether it is more likely than not that the related tax benefits will be realized, changes the valuation allowance will be increased or reduced with a corresponding benefit or charge included in income. At December 31, 2009, the Company had U.S. Federal net operating loss carryforwards of $447.6 million, which may be used to reduce future taxable income or charge. In addition, the Company has $159.5 million of deductible goodwill, of which $51.8 million relates to continuing operations.
Utilization of net operating loss carryforwards is dependent on generating future taxable income of the appropriate type and in the appropriate jurisdiction. In addition, substantially all of the net operating loss carryforwards are subject to limitations imposed by Section 382 of the Internal Revenue Code or similar foreign limitations. The determination of the limitation is complex and requires significant judgment and analyses of past transactions. For Federal income tax purposes, the Identix merger has been accounted for as an acquisition of the Company by Identix, accordingly, L-1’s net operating loss carryforwards are also subject to limitations imposed by Section 382 of the Internal Revenue Code. In addition, the net operating carryforwards of Digimarc, Bioscrypt, Iridian, SecuriMetrics and ComnetiX, as well as other previously acquired companies of both Identix and L-1, are subject to separate limitations imposed by Section 382. L-1 has analyzed the limitations and recorded a deferred tax asset only for those net operating losses that are realizable within the carry forward period.
Uncertain tax positions are recognized if the Company determines that it is more likely than not that a tax position will be sustained based on the technical merits of the position, on the presumption that the position will be examined by the appropriate taxing authority that would have full knowledge of all relevant information. The tax position is measured at the largest amount of benefit that is greater than 50 percent likely of being realized upon ultimate settlement. L-1 does not believe it has significant uncertain tax positions.
Stock-Based Compensation
Stock-based compensation is recognized over the vesting period for new awards granted after January 1, 2006 and for unvested awards outstanding at January 1, 2006. Stock-based compensation is recognized based on the fair value of the date of grant for stock options and the market value of the shares for restricted stock awards.
Determining the appropriate fair value model for valuing stock options and related assumptions requires judgment, including estimating common stock price volatility, forfeiture rates and expected terms. The following weighted average assumptions were utilized in the valuation of stock option awards for 2009 and 2008:

	Year Ended December 31,
	2009	2008
Expected common stock price volatility	59.3%	51.9%
Risk free interest rate	3.9%	4.1%
Expected life of options	6.3 Years	6.3 Years
Expected annual dividends	—	—

The expected volatility rate is based on the historical volatility of the Company’s common stock. During 2007, the Company reviewed the historical volatility of its common stock and began using a weighted average method that more accurately reflects volatility. The expected life of options is based on the average life of 6.3 years. The Company estimated forfeitures when recognizing compensation expense based on historical rates. The risk free interest rate is based on the 7 year treasury security as it approximates the estimated 6.3 years expected life of the options. The Company updates these assumptions on at least an annual basis and on an interim basis if significant changes to the assumptions are warranted.
Contingencies and Litigation
In the normal course of business, the Company is subject to litigation, investigations, proceedings, claims or assessments and various contingent liabilities incidental to its businesses or assumed in connection with business acquisitions. The Company records a liability for contingencies when management believes that it is both probable that a liability has been incurred and can reasonably estimate the amount of the potential loss. The Company believes it has adequate provisions for any such matters. The Company reviews these provisions quarterly and adjusts these provisions to reflect the impact of negotiations, settlements, rulings, advice of legal counsel and other information and events pertaining to a particular matter. Because of the inherent uncertainties of litigation the ultimate outcome cannot be accurately predicted. It is therefore possible that the consolidated financial position, results of operations or cash flows of the Company could be materially adversely affected in any particular period by the unfavorable resolution of one or more of these matters and contingencies.
Recent Accounting Pronouncements
During 2009, the Company adopted the following accounting standards:
In September 2006, the Financial Accounting Standards Board (FASB) issued the accounting standard, “Fair Value Measurements and Disclosures”. With respect to financial assets and liabilities, this was effective for financial statements issued for fiscal years beginning after November 15, 2007. With respect to non-financial assets and liabilities, the standard was effective on January 1, 2009. The adoption of this standard did not have a material effect on the consolidated financial statements of any period presented.
In March 2008, the FASB issued the accounting standard, “Disclosures about Derivative Instruments and Hedging Activities”. The adoption of this standard, effective January 1, 2009, did not have a material impact on the condensed consolidated financial statements.
In December 2007, the FASB issued the accounting standard, “Business Combinations”, which establishes standards for how the acquirer of a business recognizes and measures the identifiable assets acquired, the liabilities assumed, and any non-controlling interest in the acquiree in its financial statements. The standard also provides guidance for recognizing and measuring the goodwill acquired in the business combination and for information to disclose. Among other things, the standard requires securities issued to be valued as of the acquisition date, transaction costs incurred in connection with an acquisition be expensed, except acquiree costs that meet the accounting standard, “Accounting for Costs Associated with Exit or Disposal Activities”, contingent consideration be recognized at fair value as of the date of acquisition with subsequent changes reflected in income, and in-process research and development be capitalized as an intangible asset. The Company adopted the provisions of the standard effective January 1, 2009. As a result of the adoption of the standard, the Company expensed transaction costs of $0.7 million for the year ended December 31, 2009 and retroactively expensed previously deferred transaction costs of $0.1 million in prior periods. L-1 expects that the adoption of the standard will have a continuing material impact in accounting for future acquisitions.
In December 2007, the FASB issued the standard “Noncontrolling Interests in Consolidated Financial Statements” adopted as of January 1, 2009. The Company did not retroactively revise the financial statements for prior periods because the impact was immaterial.
In May 2008, the FASB issued the standard “Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion” (Including Partial Cash Settlement). This guidance required the Company to separately account for the liability and equity components of the Company’s 3.75 percent Convertible Notes in a manner that results in recording interest expense using the Company’s nonconvertible debt borrowing rate for such debt. The associated discount is amortized using the effective interest rate method over five years from the date of the debt issuance. The Company adopted the standard on January 1, 2009, and applied its provisions retrospectively to all periods presented.
In April 2009, the FASB issued the standard, “Interim Disclosures about Financial Instruments”. The standard amends previous guidance to require disclosures about fair value of financial instruments not measured on the balance sheet at fair value in interim and in annual financial statements and requires all entities to disclose the method(s) and significant assumptions used to estimate the fair value of financial instruments. This guidance was effective for interim periods ending after June 15, 2009. The adoption of this standard did not have a material effect on the consolidated financial statements of any period presented.
In April 2009, the FASB issued the standard, “Accounting for Assets Acquired and Liabilities Assumed in a Business Combination That Arise from Contingencies” which amends and clarifies previous guidance to address application issues related to the initial recognition and measurement, subsequent measurement and accounting, and disclosure of assets and liabilities arising from contingencies in a business combination. The standard was effective for assets or liabilities arising from contingencies in business combinations consummated after December 15, 2008. L-1 expects that the adoption of this guidance will likely have a continuing material impact in accounting for future acquisitions.
In May 2009, the FASB issued the standard, “Subsequent Events”, which establishes general accounting standards for and disclosure of events that occur after the balance sheet date but before financial statements are issued or are available to be issued. This standard was effective for interim or annual financial periods ending after June 15, 2009. The adoption of this standard did not have a material impact on the financial statements for any of the periods presented.
In August 2009, the FASB issued the standard, “Fair Value Measurements and Disclosure”. This accounting update was effective for interim periods ending after August 2009. The adoption of this standard did not have a material impact on the financial statements for any period presented.
Recently Issued Accounting Standards
In June 2009, the FASB issued the standard, “Amendments to FASB Interpretation No. 46(R)”. The standard changes the criteria to determine how an investee for a Company is insufficiently capitalized or is not controlled through voting (or similar rights) and therefore should be consolidated. The standard is to become effective for transactions consummated after January 1, 2010. L-1 expects that if it enters into transactions that are within the scope of this standard, its adoption of this standard could have a material impact on L-1’s financial statements.
In October 2009, the FASB issued the standard, “Multiple Element Arrangements”, which modifies accounting for multiple element arrangements by requiring that the separation of the arrangements be based on estimated selling prices based on entity specific assumptions rather than fair value, eliminating the residual method of allocation and requiring additional disclosures related to such arrangements. The standard is effective prospectively for arrangements entered into or materially modified in fiscal years beginning on or after June 15, 2010. The Company has not yet evaluated the impact the adoption of the standard will have on its consolidated financial statements.
Also in October 2009, the FASB issued the standard, “Certain Revenue Arrangements That Include Software Elements”, which amends software revenue recognition guidance to eliminate from its scope tangible products containing software components that function together to deliver the tangible product’s essential functionality and to provide guidance on how to allocate arrangement consideration to deliverables in an arrangement that contain both tangible products and software. The standard is effective prospectively for revenue arrangements entered into or materially modified in fiscal years beginning on or after June 15, 2010. The Company has not yet evaluated the impact the adoption of the standard will have on its consolidated financial statements.
In January 2010, the FASB issued the standard, “Fair Value Measurements and Disclosures — Improving Disclosures about Fair Value Measurements”. This accounting update was effective for the first interim or annual financial reporting period beginning after December 15, 2009. The adoption of this standard is not expected to have a material impact on the financial statements.

QUARTERLY FINANCIAL DATA (UNAUDITED)
The following table sets forth selected quarterly financial data for 2009 and 2008 (in thousands, except per share data):

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
For the Year Ended December 31, 2009
Revenues	$97,213	$113,690	$119,233	$106,993
Gross profit	27,749	33,275	39,493	27,029
Net income (loss) from continuing operations	(2,965)	(1,025)	3,039	(164)
Net income (loss) from discontinued operations	(816)	(224)	(1,667)	(181)
Net income (loss) applicable to L-1 shareholders	(3,781)	(1,249)	1,372	(540)
Basic net income (loss) per share
Continuing operations	$(0.04)	$(0.01)	$0.04	$0.00
Discontinued operations	$(0.01)	$0.00	$(0.02)	$0.00
Applicable to L-1 shareholders	$(0.04)	$(0.01)	$0.02	$(0.01)
Diluted net income (loss) per share
Continuing operations	$(0.04)	$(0.01)	$0.04	$0.00
Discontinued operations	$(0.01)	$0.00	$(0.02)	$0.00
Applicable to L-1 shareholders	$(0.04)	$(0.01)	$0.02	$(0.01)

For the Year Ended December 31, 2008
Revenues	$65,783	$92,595	$103,671	$96,090
Gross profit	16,562	32,137	32,551	25,790
Net income (loss) from continuing operations	(4,590)	(452)	(1,510)	(548,757)
Net income (loss) from discontinued operations	2,006	2,916	(403)	(804)
Net income (loss) applicable to L-1 shareholders	(2,584)	2,464	(1,913)	(549,561)
Basic net income (loss) per share
Continuing operations	$(0.06)	$(0.01)	$(0.02)	$(6.55)
Discontinued operations	$0.03	$0.04	$(0.01)	$(0.01)
Applicable to L-1 shareholders	$(0.04)	$0.03	$(0.02)	$(6.56)
Diluted net income (loss) per share
Continuing operations	$(0.06)	$(0.01)	$(0.02)	$(6.55)
Discontinued operations	$0.03	$0.04	$(0.01)	$(0.01)
Applicable to L-1 shareholders	$(0.04)	$0.03	$(0.02)	$(6.56)
The fourth quarter of 2008 includes impairments of long-lived assets and goodwill of $98.6 million ($61.2 million, net of the related tax effect) and $430.0 million, respectively, an increase in the deferred tax asset valuation allowance of $48.0 million and a merger related severance charge of $1.1 million ($0.7 million, net of related tax effect). See Notes 11 and 14 to L-1’s consolidated financial statements.